UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2015

TERRA TECH CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54258	26-3062661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4700 Von Karman, Suite 100 Newport Beach, California 92660

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (855) 447-6967

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 2, 2015, the Board of Directors (the "Board") of Terra Tech Corp. (the "Company") appointed Kenneth P. Krueger to fill a vacancy on the Board of Directors. The vacancy was as a result of the Board increasing its size from seven to eight members. The Board affirmatively determined that Mr. Krueger satisfies the definition of "independent director" under the NASDAQ listing standards.

Ken Krueger, age 72, has been an investment professional since 1967. He is the co-founder of Canterbury Consulting, an independent consulting firm established in 1988 to provide comprehensive investment advice to institutional clients and high net worth individuals. Mr. Krueger served as Canterbury Consulting's Chairman of the Board of Directors from 1996 to 1997, founding board member from 1988 to 2011, President from 1997 to 2000, Chief Financial Officer from 1988 to 1996, and Head of Compliance from 1997 to 1998. Mr. Krueger has gained significant experience in designing and implementing internal controls, policies, and procedures, as well as overseeing regulatory compliance and corporate responsibility as required by the rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market, LLC. Prior to founding Canterbury Consulting, Mr. Krueger was with Kidder, Peabody & Co., and prior to that, was with Dean Witter & Company. Mr. Krueger earned a degree in Marketing from the University of Wisconsin, and completed graduate work at the University of Southern California. Mr. Krueger's expertise in marketing, human resources, budgeting, leadership, collaboration, and legalities, as well as his perspective on best practices and corporate governance matters and his approach to creating stockholder value, qualifies him for service as one of the Company's directors.

There is no arrangement or understanding between Mr. Krueger and any other person pursuant to which Mr. Krueger was elected as a director of the Company. The Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission. Additionally, to the Company's knowledge, Mr. Krueger has not been involved in any of the following events during the past ten years:

•

Any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities, or banking activities, or to be associated with any person practicing in banking or securities activities;

•

Being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission, or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgement has not been reversed, suspended, or vacated;

•

Being subject of, or a party to, any Federal or state or administrative order, judgment decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institution or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

Being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, or any registered entity or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or person associated with a member.

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In connection with Mr. Krueger's appointment to the Board, the Company and Mr. Krueger entered into an Independent Director Agreement, dated as of November 2, 2015 (the "Independent Director Agreement"), and an Indemnification Agreement, dated as of November 2, 2015 (the "Indemnification Agreement"). Pursuant to the Independent Director Agreement, the Company agreed to issue to Mr. Krueger an aggregate of 350,000 restricted shares of the Company's common stock, to be fully vested on the date of appointment. The Board reserves the right to compensate Mr. Krueger further from time to time to take into consideration the responsibilities associated with his continued service on the Board and, if any, different committees thereof, the form and amount of which compensation to be within the Board's sole and absolute discretion. Pursuant to the Indemnification Agreement, the Company agreed to indemnify Mr. Krueger, subject to certain exceptions, for claims against him that may arise in connection with the performance of his duties as a director of the Company.

On November 3, 2015, the Company issued a press release announcing the appointment of Mr. Krueger. A copy of the press release is attached hereto as Exhibit 99.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibits Description of Exhibit

99.1*	Press Release dated November 3, 2015

 ______

*Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA TECH CORP.

Date: November 3, 2015	By:	/s/ Derek Peterson
Derek Peterson
President and Chief Executive Officer

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